Summary of Terms and Conditions

                           For a Definitive Agreement

                                     Between

                     CosmoCom, Inc. and Infocast Corporation


The purpose of this document is to present a summary of the terms and conditions to be included in more definitive agreements which will implement the March 23, 1999 Letter of Intent between Infocast and CosmoCom, covering the period from the date of this agreement to the end of the year 2000, and to serve as an initial purchase order from Infocast to CosmoCom.

I.       Software Purchases

         Infocast intends to purchase CosmoCall software licenses sufficient to enable at least 2000 CosmoCall Agents by year-end 2000, and may purchase more. CosmoCall software is licensed in various price element codes, which are defined on the attached Exhibit A. By signing this agreement, Infocast hereby places an initial order for licenses enabling 300 Agents as enumerated on the price quotation attached as Exhibit B, subject to the following terms, conditions, and milestones:

         A.       Dates, Purchases, Milestones, Payments

                  1.       Year 1999

                           Purchase order - 300 CosmoCall Agents per attached quote, and per the feature list attached as Exhibit C.

                           Total License Value US$754,500, payable in four parts as defined in the following table, with go/no-go decision based on passing of Acceptance Test Procedure (ATP) for initial phase of 50 agents. ATP Definition will be proposed by CosmoCom, discussed, and mutually agreed.


                           All Prices in U.S. Dollars

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Date                 Description                                      Amount
21 April 99          Purchase Order Signed
21 April 99          Payment 50% of 50 Agents (50/300 of Total)       $62,875
1 June 99            Delivery of 50 Agents
1 July 99            Acceptance of 50 Agents per ATP (TBD, but
                     including supervisor/monitor feature)
1 July 99            Payment - Remaining 50% of 50 Agents             $62,875
1 July 99            Payment - 50% of 250 Agents                     $314,375
1 Aug 99             Delivery of 250 Agents
1 Sept 99            Payment - Remaining 50% of 250 Agents           $314,375
                                                TOTAL                $754,500

         Professional services to be billed monthly as actually used (see III below).

         Infocast intends to purchase 700 additional CosmoCall Agents for delivery prior to year end 1999.

2.       Year 2000

Infocast intends to purchase 1000 additional CosmoCall Agents for delivery during the year 2000.

B.       Pricing

         1.   Subsequent Order Pricing

              For its subsequent orders in fulfillment of the future purchase intentions expressed in this agreement, the base price per Live Connection will be $1,100. All other future price elements will be enumerated on the quotation in Exhibit B.

         2.   Volume Purchase Incentives

              In addition to the CosmoCall Live Connection discount reflected in the above price, special pricing incentives will take effect for all future orders if cumulative software purchases reach the following levels by the end of the year 2000:

                           All Prices in U.S. Dollars

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              (i)      At $2M and up to $5M - 5% discount; and

              (ii)     Over $5M in purchases - 8% discount.

C.       Payment terms

         50% with order(s) and balance net 30 days.

II.      Maintenance and Technical Support

         A. CosmoCall Support Program. Infocast will purchase, and CosmoCom will provide, maintenance and technical support services to InfoCast from the date of this agreement until the end of the year 2000 under a separate support agreement to be developed. This section summarizes the key points of that agreement. The support program includes 24 x 7 telephone and remote support, and access to all software upgrades of licensed products. Support will be provided to designated Infocast personnel who have received CosmoCall product training. Infocast will provide technical support to its own end-users.

         B. Pricing. The price of the support program is 19% of the then current, pre-volume discount, Infocast price of purchased software. Infocast's ninety (90) day product warranty for the initial purchase will begin on August 1, 1999 with the delivery of 300 CosmoCall Agents. All subsequent purchases will include a 90 day warranty from date of delivery.

                  Maintenance pricing during the year 2000 will be phased in quarterly as follows: 5% for Q1, 10% for Q2, 15% for Q3, and 19% for QA. Renewal of the support agreement after the year 2000 will be by mutual agreement.

         C. Payment terms. Maintenance and technical support is billed on the first day of each calendar quarter.

III.     Project Management and Professional Services

         A. CosmoCom will designate a project manager for the Infocast project. Project management will be provided by CosmoCom at no charge through 1999.

         B. Professional services provided by CosmoCom will be used as agreed in advance between Infocast and the CosmoCom Project Manager and will be charged on a time and material basis at the prevailing published hourly rate, currently $225 per hour, not to exceed $1800 per person per day, plus T&E.


                           All Prices in U.S. Dollars

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         C.       After 1999, the Project  Manager  provided by CosmoCom will be billable on a time and material basis at the prevailing published hourly rate, currently $300 per hour, not to exceed $2400 per day, plus T&E.

         D. CosmoCom and Infocast will jointly define the requirements and method for interfacing CosmoCall with third party help-desk applications like Willow's.

         E. CosmoCom will load, integrate and test its software on Infocast's actual server platform in Hauppauge, NY. Infocast will provide this server platform by May 1, 1999. Additionally, Infocast will provide an identical duplicate hardware platform to be retained in CosmoCom's lab as a dedicated Infocast test bed.

         F. In the interest of mutual benefit and continuous improvement, CosmoCom and Infocast will engage in a quarterly review of all aspects of their relationship. This review will be attended by the project managers of each company and by appropriate representation of the senior management of each company.

IV.      UNIX Porting

         A. Porting Option. Infocast's initial order of 300 agents is for CosmoCall's current software version, which runs on a Microsoft NT Server platform. CosmoCom understands and acknowledges Infocast's interest in having an implementation of CosmoCall software that is based on a Unix platform. At any time following the payment by Infocast for the initial order of 300 CosmoCall Agents, Infocast will have the option, exercisable within 2 years, to require CosmoCom to convert the CosmoCall software to run in whole or in part, as mutually agreed, on a Unix platform.

         B. Port Delivery. CosmoCom will deliver the ported Server to Infocast for acceptance testing no more than 6 calendar months from the date on which the option is exercised. The software functionality will be the same as current NT version of CosmoCall at the time of delivery.

         C.       Pricing

                           (1)      Project  engineering fee: $350,000,  payable
                                    20% on exercise of the option, 30% on agreement to proceed after high level design review, and 50% on passing of ATP.

                           (2) Purchase Credit. 50% of the project engineering fee will be available to Infocast as credit against the price of additional CosmoCall software license purchases.

                           (3) Ported Server and Live Connection Pricing. The same as that of the NT Version.

                           All Prices in U.S. Dollars

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                           (4)      Migration  of Purchased NT Licenses to Unix.
                                    No charge.

         D.       Intellectual  Property.   CosmoCom  retains  all  intellectual
                  property rights to the ported Server and other software.

         E. Development Environment. Infocast will provide CosmoCom, at no charge, with the Unix hardware development platform to be held by CosmoCom for as long as its technical support and maintenance obligations to Infocast are in place. Infocast will attempt to obtain for the project the cooperation and assistance of Sun Microsystems if that is the platform of choice.

V.       Software Source Code Escrow

         Infocast and CosmoCom will develop a source code escrow agreement and implement a source code escrow program that will give Infocast access to the CosmoCom source code for both NT and Unix versions of CosmoCall under reasonable and customary terms. Infocast will bear the escrow cost associated with this program.

VI.      Publicity

         The parties will engage in joint marketing activities, including a joint press release, joint seminars for end users, preparation of white papers and the like. All such activities will be subject to the approval of both parties.


Reviewed and Approved by:                   Reviewed and Approved by:


/s/ Michael J. Sheehan                      /s/ Stephen R. Karaesky
------------------------                    ---------------------------------
Infocast Representative                     CosmoCom Representative


CEO            4/21/99                      EVP        21 April 99
------------------------                    ------------------------------------



                           All Prices in U.S. Dollars